Exhibit 99.1

Epoch Biosciences Announces First Quarter Financial Results

     BOTHELL, WA, May 6, 2003 — Epoch Biosciences, Inc. (Nasdaq: EBIO), a provider of proprietary products that accelerate genomic analysis, today reported revenues for the first quarter increased to $2.4 million compared to $2.3 million in the like period in 2002. The net loss during the quarter was $874,000, or $0.03 per share, compared with a net loss of $1.2 million, or $0.05 per share, in the first quarter of 2002.

William G. Gerber, M.D., chief executive officer, said, “During the first quarter, we focused on assuring that Epoch capitalizes fully on the opportunities we created last year in establishing strategic partnerships and continuing our technical progress. We supported our marketing partners Amersham and QIAGEN, placing particular emphasis on understanding and responding to the needs of key customers. Our team has developed the capability to offer custom assays with guaranteed performance to large corporate customers, so we can adapt our gold standard MGB Eclipse™ Probe Systems to project-driven corporate needs,” Gerber said. “The competitive advantage of this program will become visible in upcoming quarters.”

Total revenues for the quarter ended March 31, 2003 increased 6% to $2.4 million compared to the first quarter of 2002. Product sales decreased 51% to $749,000 from $1.5 million a year ago, due to an expected decrease in chemical intermediate shipments and the impact of the restructured agreement with Applied Biosystems, resulting in a reclassification of product revenues as royalties. License fees and royalties increased to $1.3 million from $177,000 a year ago due to payment of higher minimum royalties from Applied Biosystems on a quarterly rather than annual basis, new technology access fees from Amersham Biosciences, and growth in product sales of corporate partners. As expected, license fees and royalties decreased sharply from $2.0 million in fourth quarter 2002 due to the recognition of two contractual royalty minimums in the fourth quarter. Contract research revenues decreased to $349,000 from $581,000 last year due to termination of contracts in place a year ago.

Total operating expenses for the first quarter were $3.3 million compared to $3.5 million in the comparable quarter of 2002. Cost of product sales decreased to $740,000 from $1.1 million in the first quarter of 2002 due primarily to decreased product sales, reduced manufacturing headcount, and a different product mix. Research and development expenses increased to $1.3 million from $1.1 million in the comparable quarter of 2002 due primarily to a lower level of personnel involved in manufacturing chemical intermediates vs. research and development activities. Selling, general, and administrative expenses decreased from $1.4 million in last year’s first quarter to $1.3 million in the current quarter due to a reduction in print advertising and other sales and marketing costs, partially offset by costs associated with ongoing arbitration proceedings with a collaborative partner.

21720 23rd Drive SE #150    Bothell, Washington    425.482.5555 tel    425.482.5550 fax

Gerber said, “Epoch was named a finalist in the competition for Block I of the JBAIDS program managed by the Department of Defense. We submitted our proposal during the quarter, hosted on-site pre-award visits from government personnel, and responded in a comprehensive and timely fashion to detailed inquiries from the department. The DOD program managers are on track with their announced timetable of selecting a contractor in the second quarter of 2003. This program could provide significant revenues to Epoch, and an entry into the FDA-approved diagnostic market. Work on this proposal and other research and development work at Epoch has moved us closer to our goal of entering the diagnostic market this year.”

JBAIDS, the Joint Biological Agent Identification and Diagnostics Systems program, is a compact, portable, ruggedized diagnostic system capable of reliable simultaneous identification of ten biological warfare agents. Block 1 involves the deployment of up to 475 instruments and 848,000 assays over the next four years, and FDA approval of the system as a medical diagnostic device.

At March 31, 2003, the Company had unrestricted cash and cash equivalents of $3.2 million.

Conference Call Information
 Epoch management will hold a conference call at 11:00 a.m. EDT (8:00 a.m. PDT) today, Tuesday, May 6, 2003, to discuss first quarter financial results. To access the call, dial 877-375-2162 for domestic and 973-582-2734 for international. An audio replay will be available for seven days; domestic callers dial 877-519-4471 and international callers dial 973-341-3080 (Passcode #3901332).

A live webcast of the call may be accessed through the Investor Relations section of the company’s website at http://www.epochbio.com/company/IR_Audio Presentations.htm or directly at http://www.viavid.com/detailpage.asp?sid=1207. To listen, go to the website approximately 15 minutes prior to the call to register and download/install any necessary audio software. A replay will be available for 45 days.

About Epoch Biosciences
 Epoch Biosciences, Inc. develops and sells proprietary products with commercial applications in the genomics and molecular diagnostics fields. Epoch’s technology has numerous applications including the detection of inherited diseases and single nucleotide polymorphisms (SNPs) to identify individuals at risk for disease or adverse drug reactions. The Company’s chemical reagents enhance the performance of genetic analysis procedures, and are compatible with the majority of DNA analysis systems currently employed or under development for research and diagnostic uses. The Company licenses its chemistries to leading genomics companies for incorporation in their systems and distribution to end-users. Epoch also manufactures and sells specialty oligonucleotides and genetic detection systems employing its proprietary chemistry. Information about Epoch is available at www.epochbio.com.

Epoch Biosciences Cautionary Statement
 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to the possibility that the potential products utilizing the Company’s technology may be ineffective or, although effective, may be uneconomical to market; or, that third parties hold proprietary rights that preclude Epoch or its licensees from marketing them; or, that third parties market a superior product. These factors and others may cause actual results to differ materially from the anticipated results. Additional information about potential risk factors that could affect Epoch Biosciences’ business and financial results is included in Epoch’s annual report on Form 10-K for the year ended December 31, 2002 and in other reports filed from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as to the date of this release and Epoch undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

MGB Eclipse is a trademark of Epoch Biosciences, Inc.

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Epoch Biosciences, Inc.
Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,

	2003	2002

Revenues:
Product sales	$749	$1,524
License fees and royalties	1,318	177
Contract research	349	581

Total revenues	2,416	2,282
Operating expenses:
Cost of product sales	740	1,099
Research and development	1,257	1,067
Selling, general and administrative	1,300	1,370

Total operating expenses	3,297	3,536

Operating loss	(881)	(1,254)
Other income:
Interest income, net	7	37

Net loss	$(874)	$(1,217)

Net loss per share – basic and diluted	$(0.03)	$(0.05)

Weighted average number of common shares outstanding – basic and diluted	25,730	25,654

Epoch Biosciences, Inc.
Balance Sheet Highlights
(in thousands)
(unaudited)

	March 31,	December 31,
	2003	2002

Cash and cash equivalents	$3,238	$3,508
Accounts receivable	1,431	2,031
Inventory	355	461
Other current assets	236	349

Total current assets	5,260	6,349
Property and equipment, net	3,799	3,948
Intangible assets, net	4,045	4,120
Other non-current assets	644	639

Total assets	$13,748	$15,056

Accounts payable and accrued liabilities	$1,657	$2,034
Deferred revenue – current portion	895	877
Long-term obligations – current portion	308	282

Total current liabilities	2,860	3,193
Deferred revenue	2,172	2,325
Long-term obligations	759	757
Stockholders’ equity	7,957	8,781

Total liabilities and stockholders’ equity	$13,748	$15,056

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